Exhibit 5
LUSE GORMAN POMERENK & SCHICK
A PROFESSIONAL CORPORATION
ATTORNEYS AT LAW
5335 WISCONSIN AVENUE, N.W., SUITE 780
WASHINGTON, D.C. 20015

TELEPHONE (202) 274-2000
FACSIMILE (202) 362-2902
www.luselaw.com

WRITER’S DIRECT DIAL NUMBER	WRITER’S EMAIL
(202) 274-2000
September 10, 2009
The Board of Directors
OmniAmerican Bancorp, Inc.
1320 S. University Drive, Suite 900
Fort Worth, Texas 76107
Re:	OmniAmerican Bancorp, Inc. Common Stock, Par Value $0.01 Per Share
Ladies and Gentlemen:
     You have requested the opinion of this firm as to certain matters in connection with the offer and sale (the “Offering”) of OmniAmerican Bancorp, Inc. (the “Company”) Common Stock, par value $0.01 per share (“Common Stock”). We have reviewed the Company’s Articles of Incorporation, Registration Statement on Form S-1 (the “Form S-1”), as well as applicable statutes and regulations governing the Company and the offer and sale of the Common Stock. The opinion expressed below is limited to the Maryland General Corporation Law.
     We are of the opinion that upon the declaration of effectiveness of the Form S-1, the Common Stock, when sold pursuant to the Company’s prospectus and the Plan of Conversion of OmniAmerican Bank, a federally-chartered savings bank, will be legally issued, fully paid and non-assessable.
     This Opinion has been prepared in connection with the Form S-1. We hereby consent to our firm being referenced under the caption “Legal and Tax Matters,” and for inclusion of this opinion as an exhibit to the Registration Statement on Form S-1.

Very truly yours,
/s/ LUSE GORMAN POMERENK & SCHICK
LUSE GORMAN POMERENK & SCHICK
A PROFESSIONAL CORPORATION